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10.69 October 28, 2011 Finder's Fee Agreement with Test Products International, Inc. and James McKenzie, a related party.

"FINDERS FEE" AGREEMENT BETWEEN

CUI GLOBAL, INC. AND

TEST PRODUCTS INTERNATIONAL, INC.

AND JAMES MCKENZIE

THIS AGREEMENT, is made by and between CUI Global, Inc., a Colorado corporation with offices at 20050 SW 112th Avenue, Tualatin, OR 97062, USA ("CUI"), on the one hand, and Test Products International, Inc., incorporated and registered in the United States of America, whose registered office is a 9615 S.W. Allen Boulevard, Beaverton, Oregon, 97005, USA ("TPI") and James McKenzie, an individual ("McKenzie"), on the other hand.

WHEREAS, TPI acquired licensing rights to the below described Licensed Technology from GL Industrial Services UK Ltd., an English company ("GL");

WHEREAS, TPI and McKenzie introduced the technology and licensing rights to CUI with the intent of allowing CUI to pursue the opportunity with GL;

WHEREAS, CUI subsequently reached an agreement with GL whereby CUI obtained exclusive, worldwide licensing rights to the Licensed Technology (the "GL Agreement");

WHEREAS, CUI is hereby agreeing and committing to paying a fair and reasonable "Finder's Fee" to TPI and McKenzie from the proceeds of the GL Agreement;

NOW THEREFORE, the parties hereto agree as follows:

1. Definitions.

1.1 <u>**Licensed Product**</u>. Shall mean a product for gas quality inferential measurement which falls within the Technical Information and the scope of any claim of the Patents held by GL and licensed to CUI under the terms of the GL Agreement. Said device commonly know as the "GasPT2 devise"

1.2. <u>**Net Sales Price**</u>. The actual invoiced price in an arm's length transaction, less transport, freight and value added (or like) tax to the extent identified on the invoice.

1.2.1 In the event a transaction is determined not to be an arms length transaction, the Net Sales Price shall be established as that which the invoice price would have been had the transaction been with an independent arms length customer.

1.2.2 For the avoidance of doubt, any installation work carried out and charged, using the Licensed Product is excluded from the determination of Net Sales Price.

2. Compensation.

2.1 CUI shall pay a royalty to TPI in an amount equaling five percent (5%) of the Net Sales Price of all Licensed Products invoiced by CUI, its agents, resellers or distributors (the "TPI Royalty Fee").

2.1.1 Said TPI Royalty Fee shall be paid in US funds.

2.1.2 The total amount of the TPI Royalty Fee shall be a maximum of Seven Hundred and Fifty Thousand Dollars and No Cents ($750,000.00).

2.2 CUI shall issue to McKenzie common stock at the market price at the time of the issuance in an amount equal to five percent (5%), of the Net Sales Price of all Licensed Products invoiced by CUI, its agents, resellers or distributors (the "McKenzie Royalty Fee").

2.2.1 The total amount of the McKenzie Royalty Fee shall by paid in common stock valued on the date of issuance.

2.2.2 The total amount to be paid to McKenzie shall be a maximum of Two Million Dollars and No Cents ($2,000,000.00) in common stock.

2.3 The Royalty Fees shall be paid/issued on the 15th day of the first month of each quarter based on the actual units invoiced during the previous quarter.

2.3.1 Said fees shall not begin to accrue until and unless the Licensed Products becomes a commercial product as defined under the GL Agreement.

2.3.2 CUI shall keep proper books of account and other records pertaining to sales, leasing, shipping and invoicing of the Licensed Products. The books and records shall be kept or made reasonably assessable to TPI and McKenzie, who may inspect all such books and records, at all reasonable times and as reasonably necessary to verify the invoicing of Licensed Products. At the conclusion of an inspection, the parties shall undertake to mutually agree upon adjustments, if any to be made. TPI and McKenzie will retain all information obtained from CUI on a confidential basis and will not use any information for any purpose other than for evaluating the invoicing of Licensed Products

3. CUI/TPI/McKenzie Relationship.

3.1 Nothing in this Agreement shall be construed to place the Parties in the relationship of partners, joint venturers, and/or agents, and neither Party shall have the power to obligate or bind the other Party in any manner whatsoever.

4. Notices. All notices required or permitted to be given pursuant to this Agreement shall be in writing, and shall be delivered either personally, by overnight delivery services or by U.S. certified or registered mail, postage prepaid, return-receipt requested and addressed to the Parties at their respective addresses as they appear below their respective signatures hereon. Notices may also be given by facsimile transmission to the facsimile telephone numbers which appear below the Parties' respective signatures hereon, provided that a copy of the notice is also sent by one of the other above-described methods of services. The Parties may change their addresses or facsimile telephone numbers for notice by giving notice of such change in accordance with this Section. Notices sent by overnight delivery service shall be deemed received when delivery is confirmed in writing with such overnight delivery service. Mailed notices shall be deemed received upon the earlier of the date of delivery shown on the return-receipt, or the third business day after the date of mailing. Notices sent by facsimile transmission shall be deemed served when the facsimile transmission was transmitted and receipt confirmed pursuant to the requirements set forth herein for overnight delivery service or U.S. certified or registered mail.

5. Confidential Information.

5.1 Disclosure. All parties may, in connection with this Agreement, disclose to the other party information considered confidential and proprietary information of the disclosing party ("Confidential Information"). Information shall be considered Confidential Information if identified as confidential in nature by the disclosing party at the time of disclosure or which by its nature is normally and reasonably considered confidential, such as information related to past, present or future research, development or business affairs, any proprietary products, materials or methodologies, or any other information which may provide the disclosing party with a competitive advantage. Confidential Information, if disclosed or provided in tangible form, shall be clearly and conspicuously identified as confidential or proprietary. Confidential Information, if orally or visually disclosed, shall be identified as confidential or proprietary in nature at the time of disclosure. The receiving party shall protect the disclosing party's Confidential Information with the same degree of care that it regularly uses to protect its own Confidential Information from unauthorized use or disclosure, but in no event less than a reasonable degree of care. Confidential Information shall not be provided or disclosed to anyone except those employees of the receiving party with a need to know under this Agreement. No rights or licenses under patents, trademarks or copyrights are granted or implied by any disclosure of Confidential Information. Confidential Information and any and all authorized copies thereof shall remain the property of the disclosing party and shall be destroyed or returned if requested by the disclosing party. The receiving party shall not export or re-export Confidential Information without the

appropriate United States or foreign government export license. The obligations of this Section 5 shall survive the termination or expiration of this Agreement for a period of five (5) years.

5.2 Exceptions to Confidentiality. The obligations of confidentiality imposed by this Section 5 shall not apply to any Confidential Information that: (i) is rightfully received from a third party without accompanying markings or disclosure restrictions; (ii) is independently developed by employees of the receiving party who have not had access to such Confidential Information; (iii) is or becomes publicly available through no wrongful act of the receiving party; (iv) is already known by the receiving party as evidenced by documentation bearing a date prior to the date of disclosure; (v) is approved for release in writing by an authorized representative of the disclosing party; or (vi) is required to be disclosed pursuant to any statutory or regulatory provision or court order.

6. Governing Law; Dispute Resolution; Equitable Relief.

6.1 THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF OREGON (REGARDLESS OF THE LAWS THAT MIGHT OTHERWISE GOVERN UNDER APPLICABLE PRINCIPLES OF CONFLICTS OF LAW). IF ANY SUIT OR ACTION IS FILED BY ANY PARTY TO ENFORCE THIS AGREEMENT OR OTHERWISE WITH RESPECT TO THE SUBJECT MATTER OF THIS AGREEMENT, VENUE SHALL BE IN THE STATE COURTS IN WASHINGTON COUNTY, OREGON.

6.2 CUI HEREBY IRREVOCABLEY DESIGNATES ITS OFFICE AT ***20050 SW 112TH Avenue, Tualatin, OR 97062***, AS ITS DESIGNEE, APPOINTEE AND AGENT TO RECEIVE, FOR AND ON ITS BEHALF SERVICE OF PROCESS IN ANY LEGAL ACTION OR PROCEEDINGS WITH RESPECT TO THIS AGREEMENT, AND SUCH SERVICE SHALL BE DEEMED COMPLETE UPON DELIVERY THEREOF TO THE PROCESS AGENT.

7. Attorneys' Fees. Should either Party be required to bring legal action (including arbitration) to enforce its rights under this Agreement, the arbitrator or court presiding over such dispute shall determine each Party's culpability regarding the underlying dispute and each Party's respective efforts to resolve the matter amicably prior it being submitted to arbitration or, if applicable, to the court for injunctive relief, and such arbitrator or court shall determine the percentage, if any, that each Party shall be required to reimburse each other Party for the latter's expenses, including arbitration or court costs and reasonable attorneys' and expert witness fees and costs in addition to any other relief to which it is entitled. Such recovery of attorneys' fees shall include any attorneys' fees incurred in connection with any bankruptcy or reorganization proceeding, including stay litigation. The Parties further agree that any attorneys' fees incurred in enforcing any judgment are recoverable as a separate item, and that this provision is intended to be severable from the other provisions of this Agreement, shall survive the judgment, and is not to be deemed merged into the judgment.

8. Enforceability. If any provision of this Agreement shall be held to be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall in no way be affected or impaired thereby.

9. Entire Agreement. This Agreement, the Exhibits attached hereto, and all documents referenced herein contain the entire agreement between the parties hereto with respect to the subject matter hereof and thereof and supersedes all prior agreements and undertakings between the parties relating to the subject matter hereof and thereof.

10. Amendments and Waivers. All amendments and other modifications hereof shall be in writing and signed by each of the parties hereto. The failure of either party to exercise in any respect any right provided for herein shall not be deemed a waiver of any right hereunder.

IN WITNESS WHEREOF, the parties hereto have signed this Agreement as of this the 28th day of October 2011.

CUI GLOBAL, INC.

By: ______________________
William J. Clough

Title: President & CEO
Vox: (503) 612-2307
Fax: (503) 612-4385

TEST PRODUCTS INTERNATIONAL, INC.

By: ______________________
J.P. Aleskus Jr.

Title: President & Chief Executive Officer
Vox: (503) 214-4651
Fax: (503) 520-1225

JAMES MCKENZIE

By: ______________________
~~J.P. Aleskus Jr.~~ James M. McKenzie

Vox: (503) 524-5213
Fax: (503) ________